Exhibit 99(d)(16)

SILICON IMAGE, INC.

2008 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(For Non-U.S. Participants)

This Stock Option Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth in the Notice of Grant of Stock Options (the “Notice”) by and between Silicon Image, Inc., a Delaware corporation (the “Company”), and the Optionee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2008 Equity Incentive Plan (the “Plan”).

1. Grant of Option. The Company hereby grants to Optionee an option (this “Option”) to purchase up to the total number of shares of Common Stock of the Company set forth in the Notice as Total Option Shares (collectively, the “Shares”) at the Exercise Price Per Share (the “Exercise Price”) set forth in the Notice, subject to the terms and conditions of this Agreement and the Plan.

2. Vesting; Exercise Period.

2.1 Vesting of Shares. This Option shall be exercisable as it vests, unless otherwise indicated in the Notice. Subject to the terms and conditions of the Plan and this Agreement, this Option shall vest and become exercisable pursuant to the vesting schedule specified in the Notice. This Option shall cease to vest upon Optionee’s Termination and Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the “Total Option Shares.”

2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in the Notice are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in the Notice are “Unvested Shares.”

2.3 Expiration. This Option shall expire on the Expiration Date set forth in the Notice and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is terminated in accordance with the provisions of Section 3 hereof.

3. Termination.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Optionee is Terminated for any reason except Optionee’s Death, Disability or Cause, then this Option, to the extent (and only to the extent) that it is vested on the Termination Date, may be exercised by Optionee no later than three (3) months after the Termination Date, but in no event later than the Expiration Date.

3.2 Termination Because of Death or Disability. If Optionee is Terminated because of Death or Disability of Optionee (or the Optionee dies within three (3)

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months after Termination other than for Disability or Cause), then this Option, to the extent that it is vested on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in no event later than the Expiration Date.

3.3 Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee’s date of Termination.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

4. Certain Conditions of the Option.

4.1 Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

4.2 Compliance with Laws and Regulations. Optionee agrees that the exercise of this Option and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of: (i) federal and state securities law, (ii) the laws, rules and regulations of the country of which Optionee is a resident (“Local Law”), and (iii) with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Furthermore, Optionee agrees that the Optionee will not acquire shares of Common Stock pursuant to the Option except in compliance with all aforementioned laws and requirements. Furthermore, Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

4.3 Employment Conditions. In accepting the Option, the Optionee acknowledges that:

(a)	Any notice period mandated under Local Law shall not be treated as service for the purpose of determining the vesting of the Option; and the Optionee’s right to receive shares in settlement of the Option after Termination of service, if any, will be measured by the Termination Date of the Optionee’s active service and will not be extended by any notice period mandated under Local Law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Optionee’s service has Terminated and the effective Termination Date.

(b)	The vesting of the Option shall cease upon, and no Shares shall become Vested Shares following, the Optionee’s Termination of service for any reason except as may be explicitly provided by the Plan or this Agreement.

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(c)	The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(d)	The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past.

(e)	All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company.

(f)	The Optionee is voluntarily participating in the Plan.

(g)	The Option is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company (or any Parent or Subsidiary), and which is outside the scope of the Optionee’s employment contract, if any.

(h)	The Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(i)	In the event that the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore the Option grant will not be interpreted to form an employment contract with any Parent or Subsidiary.

(j)	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Optionee obtains shares upon settlement of the Option, the value of those shares may increase or decrease.

(k)	No claim or entitlement to compensation or damages arises from Termination of the Option or diminution in value of the Option or shares acquired upon settlement of the Option resulting from Termination of the Optionee’s service (for any reason whether or not in breach of Local Law) and the Optionee irrevocably releases the Company and each Parent and Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such a claim.

5. Manner of Exercise.

5.1 Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s legal representative or authorized assignee) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia,

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Optionee’s election to exercise this Option, the number of shares being purchased, any restrictions imposed on the shares and any representations, warranties and agreements regarding Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

5.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, and Local Law, as in effect on the date of exercise. This Option may not be exercised for less than 100 Shares, unless it is exercised as to all Shares then exercisable.

5.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment may be in the form of cash (by check), or where permitted by law:

(a)	by cancellation of indebtedness of the Company to the Optionee;

(b)	by surrender of shares of the Company’s Common Stock that either: (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c)	by waiver of compensation due or accrued to Optionee for services rendered;

(d)	provided that a public market for the Company’s stock exists: (1) through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”), whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a “margin” commitment from Optionee and an NASD Dealer, whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(e)	by any combination of the foregoing.

5.4 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee’s authorized assignee, or Optionee’s legal representative, and shall deliver certificates representing the Shares.

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6. Nontransferability of Option. This Option may not be transferred in any manner other than under the terms and conditions of the Plan or by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the legal representative or authorized assignee of Optionee.

7. Tax Withholding.

7.1 In General. Regardless of any action taken by the Company or of a Parent or Subsidiary of the Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (the “Tax Obligations”), the Optionee acknowledges that the ultimate liability for all Tax Obligations legally due by the Optionee is and remains the Optionee’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including the grant, vesting or settlement of the Option, the subsequent sale of shares acquired pursuant to such settlement, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Optionee’s liability for Tax Obligations. The Optionee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company at the time such Tax Obligations arise. In this regard, the Optionee hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for withholding of all applicable Tax Obligations, if any, by the Company or of a Parent or Subsidiary of the Company which arise in connection with the Option. Alternatively, or in addition, if permissible under applicable law, including Local Law, the Company may require the Optionee to satisfy the Tax Obligations through either or both of the methods described in Sections 7.2 and 7.3 below. The Company shall have no obligation to process the settlement of the Option or to deliver shares of Common Stock until the Tax Obligations as described in this Section have been satisfied by the Optionee.

7.2 Assignment of Sale Proceeds. Subject to compliance with applicable law, including Local Law, and the Company’s Insider Trading Policy, the Company may, in its discretion, require the Optionee to satisfy all or any portion of the Tax Obligations in accordance with procedures established by the Company providing for delivery by the Optionee to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares being acquired upon exercise of the Option.

7.3 Withholding in Shares. The Company may, in its discretion, require the Optionee to satisfy all or any portion of the Tax Obligations by deducting from the shares of Common Stock otherwise deliverable to the Optionee in settlement of the Option a number of whole shares having a Fair Market Value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.

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8. Data Privacy Consent

8.1 The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among the Company and each Parent and Subsidiary for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

8.2 The Optionee understands that the Company (or any Parent or Subsidiary) holds certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares acquired upon settlement of the Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact the Optionee’s local human resources representative.

9. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Compensation Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

10. Entire Agreement. The Plan is incorporated herein by reference. This Agreement, the Notice, the Plan and the Exercise Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

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11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated on the Notice or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s legal representatives or authorized assignee.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

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SILICON IMAGE, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(For Non-U.S. Participants)

The Participant has been granted an award of Restricted Stock Units (the “Award” or “RSUs”) pursuant to the Silicon Image, Inc. 2008 Equity Incentive Plan, as amended to the Grant Date (the “Plan”), each of which represents the right to receive on the applicable Vesting Date one (1) Share, as follows:

Participant:	«FIRST_NAME» «LAST_NAME»	Employee ID:	«EMPLOYEE_IDENTIFIER»

Grant Date:	«OPTION_DATE»	Grant No.:	«OPTION_NUMBER»

Number of RSUs:	«TOTAL_SHARES_GRANTED» , subject to adjustment as provided by the Award Agreement.

Vesting Schedule:	Subject to Participant’s continued service to the Company or a Parent or Subsidiary of the Company through the applicable “Vesting Date”, RSUs shall vest, if at all, and become “Vested RSUs” on each applicable Vesting Date, as set forth in Exhibit A attached hereto, and on the terms and conditions of which are incorporated herein.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Award Agreement, both of which are made a part of this document. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Award Agreement or the Plan. The Participant acknowledges that copies of the Plan and the prospectus for the Plan are available on the Company’s internal web site under the Finance Department/Stock Information tab and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Award Agreement, and hereby accepts the Award subject to all of their terms and conditions.

SILICON IMAGE, INC.

By:	/s/ Camillo Martino

Its:	Chief Executive Officer

Address:	1060 E. Arques Avenue
Sunnyvale, CA 94085, USA

ATTACHMENTS:	2008 Equity Incentive Plan, as amended to the Grant Date; Award Agreement and Plan Prospectus

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EXHIBIT A

VESTING SCHEDULE

Time Based Awards

Vested RSUs:	Except as provided by the Award Agreement and provided that the Participant’s service has not Terminated prior to the relevant Vesting Date, the number of Vested RSUs shall cumulatively increase on each respective Vesting Date set forth below by the number of RSUs set forth opposite such date, as follows:

	Vesting Date	Number of Units Vesting

	«VEST_DATE_PERIOD1»	«SHARES_PERIOD1»

	«VEST_DATE_PERIOD2»	«SHARES_PERIOD2»

	«VEST_DATE_PERIOD3»	«SHARES_PERIOD3»

	«VEST_DATE_PERIOD4»	«SHARES_PERIOD4»

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SILICON IMAGE, INC.

RESTRICTED STOCK UNITS AGREEMENT

(For Non-U.S. Participants)

Silicon Image, Inc. has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Notice”) to which this Restricted Stock Units Agreement (the “Award Agreement”) is attached an award consisting of Restricted Stock Units (the “Award” or “RSUs”) subject to the terms and conditions set forth in the Notice and this Award Agreement. The Award has been granted pursuant to the Silicon Image, Inc. 1999 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Notice, this Award Agreement, the Plan and a prospectus for the Plan (the “Plan Prospectus”) in the form most recently prepared in connection with the registration with the Securities and Exchange Commission of Shares issuable pursuant to the Plan, (b) accepts the Award subject to all of the terms and conditions of the Notice, this Award Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee (the “Committee”) or by the Company’s Board of Directors (the “Board”) acting as the Committee (upon any questions arising under the Notice, this Award Agreement or the Plan.

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	CERTAIN CONDITIONS OF THE AWARD.

2.1 Compliance with Local Law. The Participant agrees that the Participant will not acquire Shares pursuant to the Award or transfer, assign, sell or otherwise deal with such Shares except in compliance with Local Law. Local Law refers to the laws, rules and regulations of the country of which the Participant is a resident.

2.2 Employment Conditions. In accepting the Award, the Participant acknowledges that:

(a) Any notice period mandated under Local Law shall not be treated as service for the purpose of determining the vesting of the Award; and the Participant’s right to receive Shares in settlement of the Award after Termination of service, if any, will be measured by the date of Termination of the Participant’s active service and will not be extended by any notice period mandated under Local Law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s service has Terminated and the effective date of such Termination.

(b) The vesting of the Award shall cease upon, and no RSUs shall become Vested Shares following, the Participant’s Termination of service for any reason except as may be explicitly provided by the Plan or this Award Agreement.

(c) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement.

(d) The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.

(e) All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

(f) The Participant’s participation in the Plan shall not create a right to further service with the Company (or any Parent or Subsidiary) and shall not interfere with the ability of the Company (or any Parent or Subsidiary) to Terminate the Participant’s service at any time, with or without Cause.

(g) The Participant is voluntarily participating in the Plan.

(h) The Award is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company (or any Parent or Subsidiary), and which is outside the scope of the Participant’s employment contract, if any.

(i) The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(j) In the event that the Participant is not an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore the Award will not be interpreted to form an employment contract with any Parent or Subsidiary.

(k) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Participant obtains Shares upon settlement of the Award, the value of those Shares may increase or decrease.

(l) No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or Shares acquired upon settlement of the Award resulting from Termination of the Participant’s service (for any reason whether or not in breach of Local Law) and the Participant irrevocably releases the Company and each Parent and Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing the Notice and accepting this Award Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.

2.3 Data Privacy Consent.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among the Company and each Parent and Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b) The Participant understands that the Company (or any Parent or Subsidiary) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon settlement of the Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

3.	ADMINISTRATION.

All questions of interpretation concerning the Notice, this Award Agreement and the Plan shall be determined by the Committee or by the Board acting as the Committee. All determinations by the Committee or the Board shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided that such officer has apparent authority with respect to such matter, right, obligation, or election.

4.	THE AWARD.

4.1 Grant of RSUs. On the Grant Date, the Participant shall acquire, subject to the provisions of this Award Agreement, the Number of RSUs set forth in the Notice, subject to adjustment as provided in section 2.2 of the Plan. Each RSU represents a right to receive on a date determined in accordance with the Notice and this Award Agreement one (1) Share.

4.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the RSUs or Shares issued upon settlement of the RSUs, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or any Parent or Subsidiary) or for its benefit. Notwithstanding the foregoing, if required by applicable corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or any Parent or Subsidiary) or for its benefit having a value not less than the par value of the Shares issued upon settlement of the RSUs. The Participant may also be subject to, where applicable, the methods of payment required by the Plan.

5.	VESTING OF RSUS.

Except as otherwise provided by this section, the RSUs shall vest and become Vested RSUs as provided in the Notice. In the event that a Vesting Date as provided in the Notice (an “Original Vesting Date”) would occur on a date on which a sale by the Participant of the Shares to be issued in settlement of the RSUs becoming Vested RSUs on such Original Vesting Date would violate the Company’s written policy pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by directors, officers, employees or other service providers who may possess material, nonpublic information regarding the Company or its securities (the “Insider Trading Policy”), such Vesting Date, in the discretion of the Company, may be deferred until the first to occur of (a) the next business day on which a sale by the Participant of such Shares would not violate the Insider Trading Policy or (b) the later of (i) the last day of the calendar year in which the Original Vesting Date occurred or (ii) the last day of the Company’s taxable year in which the Original Vesting Date occurred.

6.	COMPANY REACQUISITION RIGHT.

In the event that the Participant’s service Terminates for any reason or no reason, with or without Cause, the Participant shall forfeit and the Company shall automatically reacquire all RSUs which are not, as of the time of such Termination, Vested RSUs, and the Participant shall not be entitled to any payment therefor.

7.	SETTLEMENT OF THE AWARD.

7.1 Issuance of Shares. Subject to the provisions of section 7.3 below, the Company shall issue to the Participant on the Vesting Date with respect to each Vested RSU to be settled on such date one (1) Share. Shares issued in settlement of Vested RSUs shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to section 7.3, section 8 or the Company’s Insider Trading Policy.

7.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a broker selected by the Company and with which the Participant has an account relationship any or all Shares acquired by the Participant pursuant to the settlement of the Vested RSUs. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

7.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of Shares upon settlement of the Vested RSUs shall be subject to compliance with all applicable requirements of U.S. federal and state law or Local Law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws, including Local Law, or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Vested RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

7.4 Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.

8.	TAX WITHHOLDING.

8.1 In General. Regardless of any action taken by the Company or any Parent or Subsidiary with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (the “Tax Obligations”), the Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Participant’s liability for Tax Obligations. The Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company and any Parent or Subsidiary at the time such Tax Obligations arise. In this regard, the Participant hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, withholding of all applicable Tax Obligations, if any, by the Company and each Parent or Subsidiary, which arise in connection with the Award. Alternatively, or in addition, if permissible under applicable law, including Local Law, the Company may require the Participant to satisfy the Tax Obligations through either or both of the methods described in sections 8.2 and 8.3 below. The Company shall have no obligation to process the settlement of the Award or to deliver Shares until the Tax Obligations as described in this section have been satisfied by the Participant.

8.2 Assignment of Sale Proceeds. Subject to compliance with applicable law, including Local Law, and the Company’s Insider Trading Policy, the Company may, in its discretion, require the Participant to satisfy all or any portion of the Tax Obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares being acquired upon settlement of Vested RSUs.

8.3 Withholding in Shares. The Company may, in its discretion, require the Participant to satisfy all or any portion of the Tax Obligations by deducting from the Shares otherwise deliverable to the Participant in settlement of the Vested RSUs a number of whole Shares having a Fair Market Value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.

9.	RIGHTS AS A STOCKHOLDER OR EMPLOYEE.

The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued, except as provided in section 2.2 of the Plan. If the Participant is an employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company or a Parent or Subsidiary and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Award Agreement shall confer upon the Participant any right to continue in service or interfere in any way with any right of the Company or any Parent or Subsidiary to Terminate the Participant’s service at any time.

10.	LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law, including Local Law, restrictions on all certificates representing Shares issued pursuant to this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this section.

11.	MISCELLANEOUS PROVISIONS.

11.1 Termination or Amendment. The Board may terminate or amend the Plan or this Award Agreement at any time; provided, however, that except as provided in section

19 of the Plan in connection with a corporate transaction, no such termination or amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation. No amendment or addition to this Award Agreement shall be effective unless in writing.

11.2 Nontransferability of the Award. Prior the issuance of Shares on the applicable Vesting Date, neither this Award nor any RSUs subject to the Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

11.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

11.4 Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

11.5 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or a Parent or Subsidiary, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Notice, this Award Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read section 11.5(a) of this Award Agreement and consents to the electronic delivery of the Plan documents and Notice, as described in section 11.5(a). The

Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in section 11.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in section 11.5(a).

11.6 Integrated Agreement. The Plan is incorporated herein by reference. The Notice, this Award Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Award Agreement shall survive any settlement of the Award and shall remain in full force and effect.

11.7 Applicable Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

11.8 Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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